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                                                                    EXHIBIT 99.2


          PEGASUS AND PERSONALIZED MEDIA FILE PATENT INFRINGEMENT SUIT
                AGAINST DIRECTV AND CERTAIN DIRECTV MANUFACTURERS


BALA CYNWYD PA, December 4, 2000 - Pegasus Communications Corporation (NASDAQ:
PGTV) announced today that Pegasus Development Corporation, a subsidiary of Pegasus Communications Corporation, and Personalized Media Communications, L.L.C. had filed a patent infringement lawsuit in the United States District Court of Delaware against DIRECTV, Inc., Hughes Electronics Corporation, Thomson Consumer Electronics and Philips Electronics North America Corporation.

Pegasus Development is an exclusive licensee of Personalized Media's portfolio of advanced media and communications technology patents. The technologies covered by Pegasus' exclusive license include services distributed to consumers using certain Ku band BSS frequencies and Ka band frequencies, including frequencies licensed to affiliates of Hughes and used by DIRECTV to provide services to its subscribers.

Pegasus and Personalized Media are seeking injunctive relief and monetary damages from the defendants' patent infringement and their unauthorized manufacture, use, sale, offer to sell and importation of products, services and systems that fall within the scope of the plaintiffs' patented media and communications technologies.

About Pegasus

Pegasus Communications Corporation (www.pgtv.com) is one of the fastest growing media companies in the United States and, after giving effect to pending acquisitions, serves approximately 1.4 million DBS subscribers in 42 states. Pegasus is the tenth largest multichannel video provider in the United States. Pegasus is the only publicly traded media and communications company exclusively focused on providing services to rural and underserved areas. Through agreements with MetaTV, Liberate Technologies, Personalized Media, Genuity, Hughes Network Systems and other companies, Pegasus is expanding the array of advanced digital products and services it offers through the more than 3,500 independent retailers in the Pegasus Retail Network to include interactive television, TV centric Internet access and broadband Internet access to TV's, PC's and other Internet access appliances.

About Personalized Media

Personalized Media Communications (www.personalizedmedia.com) is the developer of advanced communications technologies covered by seven issued U.S patents. These patents cover methods and apparatus relating to personalized interactive television. Existing Personalized Media licensees include Sony, The Weather Channel and Pegasus Development.


For further information, please contact:
----------------------------------------

   Yolanda Robins                             Bob Caird
   Pegasus Communications                     Personalized Media Communications
   610-934-7030                               212-286-0554
   yrobins@pgtv.com                           BCaird @personalizedmedia.com

   Jeff Majtyka
   Brainerd Communicators
   212-986-6667
   majtyka@braincomm.com